EXHIBIT 99.2

Contacts:      Commerce Energy Group, Inc.
C. Douglas Mitchell
Chief Financial Officer
714-259-2500

PondelWilkinson Inc.
Robert Jaffe/Roger Pondel
310-279-5980

Commerce Energy Signs Letter Agreement with Universal Energy Group
For Significant Sale of Assets and Equity Investment

COSTA MESA, CA – November 12, 2008 – Commerce Energy Group, Inc. (AMEX:EGR) announced today that it has signed a letter agreement with Universal Energy Group Ltd. (TSX: UEG) (UEG) related to a potential sale of certain Commerce Energy assets to UEG and a potential equity investment by UEG in Commerce Energy.  Commerce Energy has agreed to a period of exclusive negotiations with UEG, extending through November 26, 2008, in order to conduct due diligence and reach a definitive agreement.

The basic terms of the proposed transaction involve a purchase by UEG of all of Commerce Energy’s customer contracts relating to the natural gas retailing business currently being conducted in Ohio and electricity retailing business currently being conducted in Pennsylvania, New Jersey, Maryland and Michigan.  In addition, UEG would acquire newly issued shares of Commerce Energy’s common stock amounting to 49% of the issued and outstanding shares of Commerce Energy’s common stock (after giving effect to the issuance of such shares) and a warrant to acquire an additional number of newly issued shares of Commerce Energy’s common stock, which when taken together with the other shares to be purchased by UEG, would amount to 66 2/3% of the issued and outstanding shares of Commerce Energy’s common stock (after giving effect to the issuance of the shares to be purchased and the shares underlying the warrant).  Commerce Energy would receive an aggregate of $16 million in cash for the customer contracts, the shares of common stock and the warrant.

The terms of the proposed transaction provide that, within 10 days of signing a definitive agreement relating to the proposed transaction, UEG would replace or arrange for the replacement of Commerce Energy’s credit facility with Wachovia Capital Finance (Western).

“We are pleased to have entered into this agreement with Universal Energy for a potential asset sale and equity investment against the backdrop of an unprecedented global credit and financial crisis,” said Commerce Energy Chief Executive Officer, Gregory L. Craig.  “We believe that this proposed transaction would be in the best interests of Commerce Energy’s shareholders, particularly in view of the current economic and banking climate.”

If the proposed transaction is consummated, Commerce Energy would retain its business providing retail electric power and natural gas in other markets in which it currently operates.

Any proposed transaction will be subject to, among other things, obtaining any necessary third-party consents or waivers; applicable regulatory approvals; the negotiation, execution, and delivery of definitive agreements; and, approval of the proposed transaction by Commerce Energy’s full Board of Directors and shareholders.

Any proposed transaction may only be completed in accordance with applicable state and federal laws.  This press release shall not constitute an offer or a solicitation of an offer to buy any securities nor shall it constitute a solicitation of a proxy to vote with respect to any transaction. There can be no assurances that any definitive agreement will be approved or consummated between the parties.

If the parties sign a definitive agreement, Commerce Energy will be filing a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC).  SHAREHOLDERS OF COMMERCE ENERGY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE FORM 8-K FILED IN CONNECTION WITH THIS NEWS RELEASE, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting the Corporate Secretary of Commerce Energy Group, Inc., 600 Anton Boulevard, Suite 2000, Costa Mesa, California 92626, telephone (714) 259-2500.  In addition, documents filed with the SEC by Commerce Energy will be available free of charge at the SEC’s web site at http://www.sec.gov.

If the parties sign a definitive agreement, Commerce Energy and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Commerce Energy in favor of the transaction.  Information about the executive officers and directors of Commerce Energy and their ownership of Commerce Energy common stock will be set forth in Commerce Energy’s proxy statement which will be filed with the SEC.  Certain directors and executive officers of Commerce Energy may have direct or indirect interests in the transaction due to securities holdings, pre-existing or future indemnification arrangements, vesting of options, or rights to severance or retention payments in connection with the transaction.  Additional information regarding Commerce’s interest and the interests of its executive officers and directors in the transaction, will be contained in the proxy statement regarding the transaction that will be filed by Commerce with the SEC.

About Commerce Energy Group

Commerce Energy Group is a leading independent U.S. electricity and natural gas marketing company.  Its principal operating subsidiary, Commerce Energy, Inc., is licensed by the Federal Energy Regulatory Commission and by state regulatory agencies as an unregulated retail marketer of natural gas and electricity and serves homeowners, commercial and industrial consumers and institutional customers.  For more information, visit www.CommerceEnergy.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, particularly those statements regarding the effects of the proposed transaction and those preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” or similar expressions.  Forward-looking statements relating to expectations about future results or events are based upon information available to Commerce as of today’s date, and Commerce does not assume any obligations to update any of these statements.  The forward-looking statements are not guarantees of the future performance of Commerce and actual results may vary materially from the results and expectations discussed.  For instance, although Universal Energy Group Ltd. has proposed the purchase of certain assets and securities from Commerce, no definitive agreements have been executed and any such transaction would be subject to various conditions.

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